EXHIBIT 11.1


                      Fisher Scientific International Inc.
                    Computation of Earnings Per Common Share
                    (in millions, except per share amounts)


                                              Pro Forma
                                         ------------------
                                    Nine Months      Year
                                       Ended         Ended       Three Months Ended   Nine Months Ended           Year Ended
                                    September 30,  December 31,     September 30,       September 30,            December 31,
                                    -------------  -----------   ------------------   -----------------    -------------------------
                                        1997          1996         1997      1996       1997      1996      1996     1995      1994
                                    -------------  -----------   --------  --------   -------   -------    ------   ------    ------
                                             (unaudited)             (unaudited)          (unaudited)
Total income used for primary
 earnings per share computation         ($7.5)        ($7.4)        $3.9     $11.5      $24.5     $24.4     $36.8     $3.2     $35.7
                                       ======        ======        =====     =====      =====     =====     =====    =====     =====

Average common shares
 outstanding                              8.2           8.2         20.3      20.0       20.3      17.7      18.3     16.2      16.0
Other                                      --            --          0.7       0.5        0.6       0.4       0.5      0.2       0.4
                                       ------        ------        -----     -----      -----     -----     -----    -----     -----
Average shares and equivalents            8.2           8.2         21.0      20.5       20.9      18.1      18.8     16.4      16.4

Primary earnings per share             ($0.91)       ($0.90)       $0.18     $0.56      $1.17     $1.35     $1.96    $0.19     $2.18
                                       ======        ======        =====     =====      =====     =====     =====    =====     =====


Net Income                              ($7.5)        ($7.4)        $3.9     $11.5      $24.5     $24.4     $36.8     $3.2     $35.7
Interest expense of convertible
 subordinated notes, net of tax            --            --           --        --         --       2.1       2.1      4.2       4.2
                                       ------        ------        -----     -----      -----     -----     -----    -----     -----
Total income used for fully diluted
 earnings per share computation         ($7.5)        ($7.4)        $3.9     $11.5      $24.5     $26.5     $38.9     $7.4     $39.9
                                       ======        ======        =====     =====      =====     =====     =====    =====     =====

Average common shares
 outstanding                              8.2           8.2         20.3      20.0       20.3      17.7      18.3     16.2      16.0
Common equivalent shares for
 convertible subordinated notes            --            --           --        --         --       2.3       1.7      3.6       3.5
Other                                      --            --          0.7       0.6        0.6       0.5       0.8      0.3       0.4
                                       ------        ------        -----     -----      -----     -----     -----    -----     -----
Average shares and equivalents            8.2           8.2         21.0      20.6       20.9      20.5      20.8     20.1      19.9

Fully diluted earnings per share       ($0.91)       ($0.90)       $0.18     $0.56      $1.17     $1.29     $1.87    $0.37     $2.00
                                       ======        ======        =====     =====      =====     =====     =====    =====     =====

Note: Amounts may not calculate due to rounding.